Exhibit 99.1

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: cmtp@crescendo-ir.com

New Energy Systems Group Completes Previously Announced Acquisition of
Anytone International (H.K.) Co., Ltd.

New York and Shenzhen – December 7, 2009 – New Energy Systems Group (OTCBB: NEWN), a manufacturer and distributor of battery components in China, today announced that it has completed the previously announced acquisition of Anytone International (H.K.) Co., Ltd. and its wholly owned subsidiary, Shenzhen Anytone Technology Co., Ltd. (Anytone), a rapidly growing Shenzhen-based high tech, integrated product research, manufacturing and marketing company for lithium batteries.  New Energy Systems Group paid $33.7 million for the company consisting of $10.0 million in cash and the remaining $23.7 million by issuing approximately 3.6 million shares of common stock based on an average stock price of $6.60 per share.

Mr. Fushun Li, Chief Executive Officer, commented, “We are pleased to have successfully completed the acquisition of Anytone, a rapidly growing manufacturer of lithium ion batteries, at an attractive purchase price of 5.0x 2010 projected net income.  Anytone brings an impressive track record, having achieved annual revenue growth in excess of 100% over the past four years.  This acquisition broadens our product offering and expands our distribution channels.  Moreover, we expect to benefit from meaningful operating leverage and economies of scale.  We believe this acquisition demonstrates our ability to successfully identify and complete attractive acquisitions.  We continue to have a very healthy balance sheet and will opportunistically consider other acquisitions that we believe will create additional   shareholder value.  ”

About Anytone International (H.K.) Co., Ltd.

Anytone manufactures and sells mobile power resources based on lithium ion batteries for a full spectrum of products, including mobile phones, notebook computers, digital cameras, MP4s, PMPs, PDAs, solar and digital applications. Many of Anytone’s products generate 4-7 times more power than the original OEM battery’s capacity.  The company’s power sources support some of the best known products in the world.  Anytone had 7 practical patents and 23 appearance design patents by the State Intellectual Property Office of the People's Republic of China (SIPO). The company is also awaiting approval for its new innovation patent by SIPO. The company has also obtained CE, FCC, 3C, ROHS, UL and other certifications. For more details, please visit: www.anytone.com.cn

About New Energy Systems Group

New Energy Systems Group is a leading manufacturer and distributor of lithium ion batteries.  The company assembles and distributes finished batteries through its sales network and channel partners.  The company also sells high-quality lithium-ion battery shell and cap products to major lithium-ion battery cell manufacturers in China. The company’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices.  Additional information about the company is available at www.newenergysystemsgroup.com

Forward Looking Statements

Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

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